Exhibit 99.1

www.brileyfin.com

B. Riley Financial Declares Dividend on 6.875% Series A Preferred Stock

LOS ANGELES, April 13, 2020 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”) today announced that its Board of Directors has declared a quarterly cash dividend for the Company’s 6.875% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”).

The cash dividend equals $0.42968750 per depositary share, each representing 1/1000th of a share of the Company’s Series A Preferred Stock, with a liquidation preference equivalent to $25.00 per depositary share. The Series A Preferred Stock dividend will be payable on or about April 30, 2020 to holders of record as of the close of business on April 23, 2020.

The depositary shares trade on NASDAQ under the symbol “RILYP.”

About B. Riley Financial, Inc. (NASDAQ:RILY)

B. Riley Financial provides collaborative financial services tailored to fit the capital raising and business advisory needs of public and private companies and high-net-worth individuals. The Company operates through several wholly owned subsidiaries which offer complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting and litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. The Company also makes proprietary investments in companies and assets with attractive return profiles. For more information about B. Riley and its affiliated companies, visit www.brileyfin.com.

Contacts

Investors	Media
B. Riley Financial	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(310) 966-1444	(646) 885-5425

Source: B. Riley Financial, Inc.

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B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY